Exhibit 99.1
Franklin Bank Corp. Completes Acquisition of The First National Bank of Bryan
HOUSTON, May 9 /PRNewswire-FirstCall/ — Franklin Bank Corp. (Nasdaq: FBTX — News; Amex: FBK-P - News) today announced the closing of its acquisition of The First National Bank of Bryan (FNB). FNB is headquartered in Bryan, Texas and has six banking offices. As of March 31, 2007, FNB had approximately $540 million in assets, $450 million in deposits.
FNB operates six banking offices located in the rapidly growing Brazos County. FNB will expand the community banking presence of Franklin Bank Corp. in the Central Texas market. The Franklin Family of Community Banks now has 45 locations to serve our customers.
Andy Black, President and Chief Operating Officer, stated, “During the past few months, we have developed a solid relationship with The First National Bank of Bryan. Members of their senior management team will be responsible for various aspects of the community banking network in Texas. With this acquisition, we are adding experienced lenders and bankers to our team. They focus on putting the customer first, just as we have always done.”
Tim Bryan, Chairman and Chief Executive Officer of The First National Bank of Bryan, added, “We are extremely excited about the merger with such a dynamic banking institution as Franklin Bank. Franklin’s philosophy of high performance community banking will continue the great heritage of First National that has grown over the 145 plus years of the bank’s existence. The merger between these two organizations will create the leading community bank in Texas.”
Anthony J. Nocella, President and Chief Executive Officer of Franklin Bank Corp., said, “We are looking forward to working with First National’s team of professional bankers. We will maintain the identity of The First National Bank of Bryan. After the acquisition, the customers of The First National Bank of Bryan will have a greater variety of financial services and products. We are eager to provide Franklin’s wide range of services to the rapidly growing Brazos County.”
Corporate Overview:
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002. Franklin’s common stock initiated trading on the NASDAQ in December 2003 under the ticker symbol FBTX. In May 2006, Franklin raised additional capital through a Preferred Stock offering that is now trading on the AMEX under the ticker symbol FBK-P.
Franklin’s community banking philosophy focuses on a high growth commercial lending approach outside the major metropolitan cities in Texas. In addition to its corporate headquarters in Houston, there are currently 45 community banking offices in Texas, 7 regional commercial lending offices, and 47 mortgage loan production offices located throughout the United States.
Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com . Franklin Bank is FDIC insured and an equal housing lender.

Contact:	Kris Dillon of Franklin Bank Corp., +1-713-339-8999